EXHIBIT 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION SIGNS AGREEMENT TO ACQUIRE
ALLIED TRANSPORTATION COMPANY

Houston, Texas (September 4, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today that it has entered into an agreement to purchase the assets of Allied Transportation Company (“Allied”), a subsidiary of Allied Marine Industries, and two affiliated companies.

Allied is an operator of offshore barges and tugboats participating in the coastal transportation of petrochemicals, as well as dry sugar products, in the Northeast, Atlantic and Gulf Coast regions of the United States.  Customers include major petrochemical companies, most of which are current Kirby customers for inland tank barge services.  Allied’s fleet consists of 10 coastwise tank barges with a total liquid capacity of 680,000 barrels, three offshore dry-bulk barges with a total capacity of 48,000 deadweight tons, and seven tugboats.  The total value of the cash transaction is anticipated to be $116 million (before post-closing adjustments and fees), including $10 million that will be paid contingent on developments with the sugar provisions in the U.S. Farm Bill.

The purchase will be financed through Kirby’s revolving credit facility.  Last week, Kirby received the consent and commitment from participating banks to increase its unsecured revolving credit facility from $250 million to $325 million.  The closing of the Allied transaction is expected to occur in the late third or early fourth quarter of 2012 and is subject to certain conditions, including expiration of the required waiting period under the Hart-Scott-Rodino Act.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “We are very pleased to announce our agreement with Allied.  Operating as a U.S. Jones Act carrier primarily in the offshore petrochemical business, Allied has one of the most complementary coastal fleets to Kirby’s existing coastal and inland operations.  In addition to enhancing Kirby’s ability to expand and strengthen certain existing customer relationships, the acquisition of Allied provides Kirby with a strong footprint from which to grow the petrochemical segment of our offshore business.”

Mr. Pyne further commented, “We expect the positive earnings impact from Allied on our 2012 results will be offset by transaction related expenses.  Accordingly, our guidance for 2012 remains in the $3.50 to $3.70 per share range.  For 2013, we expect the earnings per share contribution from Allied to be in the $0.06 to $0.08 range.”

Kirby has scheduled a conference call at 3:00 p.m. central time on Wednesday, September 5, 2012, to discuss the Allied acquisition.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 33249846.  An audio playback will be available from 5:00 p.m. central time on Wednesday, September 5, through 7:00 p.m. central time on Friday, October 5, 2012, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  Kirby’s webcast and playback of the conference call will be accessible on its website at http://www.kirbycorp.com.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S.  maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.